SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ____________)*


                       Digital Transmission Systems, Inc.
                                (Name of Issuer)

                     Common Stock (par value $.01 per share)
                         (Title of Class of Securities)

                                   25387N 10 9
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

















                                       Page 1 of 15 pages

CUSIP No. 25387N 10 9                 13G                    Page 2 of 15 pages

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Peregrine Ventures II, L.P.


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                  California


--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES                   -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH                    1,747,114
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                    -0-
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                              1,747,114

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              1,747,114

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
        Instructions)

CUSIP No. 25387N 10 9                 13G                    Page 3 of 15 pages
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                              44.1%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON(See Instructions) PN


--------------------------------------------------------------------------------

CUSIP No. 25387N 10 9                 13G                    Page 4 of 15 pages


--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Miller & LaHaye, L.P.


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(See Instructions)
                                                             (a)  [  ]
                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                  California

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES                   -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH                    1,747,114
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                    -0-
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                              1,747,114

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              1,747,114

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
        Instructions)

CUSIP No. 25387N 10 9                 13G                    Page 5 of 15 pages
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)




                              44.1%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON(See Instructions) PN


--------------------------------------------------------------------------------

CUSIP No. 25387N 10 9                 13G                    Page 6 of 15 pages




--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Frank LaHaye


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA


--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES                   4,194
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH                    1,747,114
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                    4,194
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                              1,747,114

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              1,751,308

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
        Instructions)

CUSIP No. 25387N 10 9                 13G                    Page 7 of 15 pages





--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                              44.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON(See Instructions) IN


--------------------------------------------------------------------------------

CUSIP No. 25387N 10 9                 13G                    Page 8 of 15 pages




--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Gene I. Miller


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(See Instructions)
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA


--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES                   3,194
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH                    1,747,114
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                    3,194
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                              1,747,114

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              1,750,308

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
        Instructions)

CUSIP No. 25387N 10 9                 13G                    Page 9 of 15 pages






--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                              44.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON(See Instructions) IN


--------------------------------------------------------------------------------

CUSIP No. 25387N 10 9                 13G                    Page 10 of 15 pages


Item 1.     (a)   Name of Issuer:

                       Digital Transmission Systems, Inc.

            (b)   Address of Issuer's Principal Executive Offices:

                        300 Northwoods Parkway, Building 330, Norcross, GA 30071

Item 2.     (a)   Name of Person Filing:

                        This statement is being filed by Peregrine Ventures II, L.P., a California limited partnership ("PVII"), Miller & LaHaye, L.P., a California limited partnership ("MLLP"), Frank LaHaye ("LaHaye") and Gene I. Miller ("Miller"). Each of the foregoing persons is hereinafter referred to as a "Reporting Person." MLLP is the sole general partner of PVII, and LaHaye and Miller are the sole general partners of MLLP.

            (b)   Address of Principal Business Office:

                        The address of the principal business office of each of the Reporting Persons is 20833 Stevens Creek, Ste. 102, Cupertino, CA 95014-2154.

            (c)   Citizenship:

                        PVII - California
                        MLLP - California
                        LaHaye - USA
                        Miller - USA

            (d)   Title of Class of Securities:

                             Common Stock (par value $.01 per share)

            (e)   CUSIP Number:

                                           25387N 10 9

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [ ]   Broker or Dealer  registered under Section  15 of  the
                        Act

            (b)   [ ]   Bank as defined in section 3(a)(6) of the Act

            (c)   [ ]   Insurance Company  as defined  in section  3(a)(19) of
                        the Act

CUSIP No. 25387N 10 9                 13G                    Page 11 of 15 pages


            (d)   [ ]   Investment Company registered under  section 8 of  the
                        Investment Company Act

            (e)   [ ]   Investment Adviser registered under section 203 of the
                        Investment Advisers Act of 1940

            (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

           (g)   [ ]   Parent  Holding  Company, in  accordance  with Section
                              240.13d-1(b)(1)(ii)(G)

            (h)   ( )   Group,   in   accordance    with   Section    240.13d-
                        1(b)(1)(ii)(H)

                  Not Applicable

Item 4.     Ownership.

                  (a) PVII directly beneficially owns 1,747,114 shares, MLLP indirectly beneficially owns these shares by being the general partner of PVII, and LaHaye and Miller each indirectly beneficially owns these shares by virtue of being a general partner of MLLP. Each of the Reporting Persons shares the power to vote and to direct the vote of, and the power to dispose and to direct the disposition of, these shares. In addition, LaHaye and Miller each directly beneficially owns (and has the sole power to vote and to direct the vote of, and the sole power to dispose and to direct the disposition of)
                        4,194 and 3,194 shares, respectively, of the issuer's Common Stock (par value $.01 per share) by reason of owning options to acquire such number of shares, which options are exercisable within sixty days of the date hereof.

                  (b)  PVII - 44.1%
                        MLLP - 44.1%
                        LaHaye - 44.2%
                        Miller - 44.2%

                  (c)   See Item 4(a) above.

Item 5.     Ownership of Five Percent or Less of a Class.

                  Not Applicable

CUSIP No. 25387N 10 9                 13G                    Page 12 of 15 pages


Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable

Item 8.     Identification and Classification of Members of the Group.

                  Not Applicable

Item 9.     Notice of Dissolution of Group.

                  Not Applicable

Item 10.    Certification.

                  Not Applicable

CUSIP No. 25387N 10 9                 13G                    Page 13 of 15 pages


                                           SIGNATURES

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      Dated: February 18, 1997


      PEREGRINE VENTURES II, L.P., a California limited partnership

            By: Miller & LaHaye, L.P., a California limited partnership, its general partner

                  By: /s/ Gene I. Miller
                     --------------------------------------
                        Gene I. Miller, a general partner



      MILLER & LAHAYE, L.P., a California limited partnership


            By: /s/ Gene I. Miller
               --------------------------------------
                  Gene I. Miller, a general partner




       /s/ Frank LaHaye
      ------------------------------------
            FRANK LAHAYE




       /s/ Gene I. Miller
      ------------------------------------
            GENE I. MILLER

CUSIP No. 25387N 10 9                 13G                    Page 14 of 15 pages


                                          EXHIBIT INDEX


            Exhibit                                          Page Number
      Joint Filing Agreement                                 15

CUSIP No. 25387N 10 9                 13G                    Page 15 of 15 pages


                                            EXHIBIT A

                                     Joint Filing Agreement

      Each of the undersigned hereby agrees that the Schedule 13G filed herewith is filed jointly, in accordance with Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended, on behalf of each of them.

Dated: February 18, 1997.

      PEREGRINE VENTURES II, L.P., a California limited partnership

            By: Miller & LaHaye, L.P., a California limited partnership, its general partner

                  By: /s/ Gene I. Miller
                     --------------------------------------
                        Gene I. Miller, a general partner



      MILLER & LAHAYE, L.P., a California limited partnership


            By:  /s/ Gene I. Miller
               ---------------------------------------
                  Gene I. Miller, a general partner




       /s/ Frank LaHaye
      ------------------------------------
            FRANK LAHAYE




       /s/ Gene I. Miller
      ------------------------------------
            GENE I. MILLER